Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP
[New York Office]

August 1, 2019

Occidental Petroleum Corporation
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Occidental Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s proposed issuance and offer to exchange any and all of the outstanding notes set forth on Annex A hereto and identified under the heading “Existing Notes” (collectively, the “Existing Notes”), issued by Anadarko Petroleum Corporation, a Delaware corporation, Anadarko Holding Company, a Utah corporation (as successor in interest to Union Pacific Resources Group Inc.), Anadarko Finance Corporation, an unlimited liability company organized under the laws of Nova Scotia, or Kerr-McGee Corporation, a Delaware corporation, as applicable, for consideration consisting of, with respect to each series of the Existing Notes, the principal amount described in the Registration Statement of newly issued debt securities of the Company set forth across from such series of Existing Notes under the heading “New Notes” on Annex A hereto (collectively, the “New Notes”) and cash.

The New Notes are to be issued pursuant to an indenture to be entered into between the Company and The Bank of New York Mellon, N.A., as trustee, the form of which is filed as an exhibit to the Registration Statement (the “Indenture”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Restated Certificate of Incorporation of the Company, as amended as of May 2, 2014; (b) the Amended and Restated By-laws of the Company, as amended as of May 5, 2019; (c) resolutions adopted by the board of directors of the Company on May 5, 2019 and July 11, 2019; (d) the Registration Statement; (e) the Indenture; and (f) the forms of New Notes included in the Indenture. We have relied, with respect to factual matters, on statements of public officials and officers and other representatives of the Company.

In expressing the opinions set forth herein, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies.  In expressing the opinions set forth herein, we have also assumed, with your consent, that the New Notes will conform to the forms of notes included in the Indenture.

Based upon and subject to the foregoing, and assuming that (i) the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws; (ii) the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws at the time the New Notes are offered or issued as contemplated by the Registration Statement; and (iii) all New Notes will be issued and sold in compliance with all applicable Federal and state securities laws and in the manner stated in the Registration Statement and the prospectus related thereto, we are of the opinion that the New Notes have been duly authorized by the Company and when the Indenture is executed and delivered by each party thereto and the New Notes are duly executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the applicable Existing Notes, the New Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We express no opinion herein as to any provision of the Indenture that (a) relates to the subject matter jurisdiction of any Federal court of the United States of America, or any Federal appellate court, to adjudicate any controversy related to the Indenture, (b) contains a waiver of an inconvenient forum, (c) relates to the waiver of rights to jury trial or (d) provides for indemnification, contribution or limitations on liability.  We also express no opinion as to (i) the enforceability of the provisions of the Indenture to the extent such provisions constitute a waiver of illegality as a defense to performance of contract obligations or any other defense to performance which cannot, as a matter of law, be effectively waived or (ii) whether a state court outside the State of New York or a Federal court of the United States would give effect to the choice of New York law provided for in the Indenture.

We are admitted to practice only in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Occidental Petroleum Corporation 5 Greenway Plaza, Suite 110 Houston, Texas 77046

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ANNEX A

Existing Notes	New Notes
4.850% Senior Notes due 2021	4.850% Senior Notes due 2021
3.450% Senior Notes due 2024	3.450% Senior Notes due 2024
6.950% Senior Notes due 2024	6.950% Senior Notes due 2024
7.250% Debentures due 2025	7.250% Debentures due 2025
5.550% Senior Notes due 2026	5.550% Senior Notes due 2026
7.500% Debentures due 2026	7.500% Debentures due 2026
7.000% Debentures due 2027	7.000% Debentures due 2027
7.125% Debentures due 2027	7.125% Debentures due 2027
7.150% Debentures due 2028	7.150% Debentures due 2028
6.625% Debentures due 2028	6.625% Debentures due 2028
7.200% Debentures due 2029	7.200% Debentures due 2029
7.950% Debentures due 2029	7.950% Debentures due 2029
7.500% Senior Notes due 2031	7.500% Senior Notes due 2031
7.875% Senior Notes due 2031	7.875% Senior Notes due 2031
6.450% Senior Notes due 2036	6.450% Senior Notes due 2036
Zero Coupon Senior Notes due 2036	Zero Coupon Senior Notes due 2036
7.950% Senior Notes due 2039	7.950% Senior Notes due 2039
6.200% Senior Notes due 2040	6.200% Senior Notes due 2040
4.500% Senior Notes due 2044	4.500% Senior Notes due 2044
6.600% Senior Notes due 2046	6.600% Senior Notes due 2046
7.250% Debentures due 2096	7.250% Debentures due 2096
7.730% Debentures due 2096	7.730% Debentures due 2096
7.500% Debentures due 2096	7.500% Debentures due 2096